EXHIBIT 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Diamond Foods, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle) and management’s report on the effectiveness of internal control over financial reporting dated October 12, 2006, appearing in the Annual Report on Form 10-K of Diamond Foods, Inc. for the year ended July 31, 2006.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
January 18, 2007